EXHIBIT 99.1

FOR: PROLIANCE INTERNATIONAL, INC.

Contact: Arlen F. Henock Chief Financial Officer (203) 859-3626
FOR IMMEDIATE RELEASE
FD Investor Contact: Eric Boyriven, Alexandra Tramont (212) 850-5600

PROLIANCE INTERNATIONAL, INC. ANNOUNCES APPOINTMENT OF NEW

CHAIRMAN OF THE BOARD

NEW HAVEN, CONNECTICUT, October 31, 2007 — Proliance International, Inc. (AMEX: PLI) announced today the appointment of current director Barry R. Banducci as Chairman of the Board. Mr. Banducci will succeed Paul R. Lederer who is stepping down from that position. Mr. Lederer will retain his position as a member of the Board of Directors.

Mr. Banducci has served on the Company’s Board of Directors since 1995 and previously held the position of Chairman of the Board from September 1995 to August 2005. Previously, Mr. Banducci served as Vice Chairman of the Board of The Equion Corporation, a manufacturer of automotive products, from 1984 to 1996, and as President and Chief Executive Officer of Equion from 1988 to 1994.

Charles E. Johnson, President and CEO of Proliance, stated, “We are pleased that Barry will serve as Chairman of Proliance’s Board of Directors. With his extensive experience in the automotive industry, both with public and private companies, Barry is exceptionally well qualified to lead our Board. We also express our appreciation to Paul for his leadership over the past two years and are grateful that he will continue to help guide the Company as a Board member going forward.”

Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Proliance International, Inc.’s Strategic Corporate Values Are:

•	Being An Exemplary Corporate Citizen
•	Employing Exceptional People
•	Dedication To World-Class Quality Standards

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PROLIANCE INTERNATIONAL, INC. ANNOUNCES APPOINTMENT OF NEW CHAIRMAN OF THE BOARD	Page 2
•	Market Leadership Through Superior Customer Service
•	Commitment to Exceptional Financial Performance

FORWARD-LOOKING STATEMENTS

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.

Factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements can be found in the 2006 Annual Report on Form 10-K of Proliance, in the Quarterly Reports on Forms 10-Q of Proliance, and Proliance’s other filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

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